Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matt Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile	mbooher@avaya.com
lynnnewman@avaya.com

FOR IMMEDIATE RELEASE: FRIDAY, NOVEMBER 3, 2006

Louis J. D’Ambrosio and Michael C. Thurk Elected to Avaya’s Board of Directors

Basking Ridge, N.J. — Avaya Inc. (NYSE:AV), a leading global provider of business communications applications, systems and services, today announced that Louis J. D’Ambrosio and Michael C. Thurk were elected to its board of directors, effective Nov. 2, 2006.

D’Ambrosio is Avaya’s President and Chief Executive Officer.  Thurk is the company’s Chief Operating Officer.

Before assuming their current positions in July, D’Ambrosio was Avaya’s Senior Vice President and President, Global Sales and Marketing, and Thurk was the company’s Senior Vice President and President, Global Communications Solutions.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.